EXHIBIT 99.7(m)

ENROLLMENT FORM
FOR TRADITIONAL, ROTH, AND SEP IRA CONTRACTS
Teachers Insurance and Annuity Association of America-College Retirement Equities Fund, New York, NY

Please print in upper case using black or dark blue ink and provide all information requested.

1	Provide your personal information

Important information about your allocation of contributions

All contributions will be allocated to the CREF Money Market Account unless you complete the Contribution Allocation Administrative Form on Page 2.

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2	Your choice of IRAs

Please check the appropriate box(es). See the enrollment kit for full details, including eligibility information. If you are making your contributions by Electronic Funds Transfer (EFT) or establishing an Automatic Investment Plan (AIP), please complete the EFT/AIP form included in this book.

*

SEP IRA contributions are reported on Form 5498 in the calendar year in which they are received. Your tax form may reflect both current and prior year contributions if both were received in the same calendar year. Please consult your tax advisor with any questions.

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3	Designate your beneficiary(ies)

Make sure that the percentage allotted to all beneficiaries in each class totals 100%. The page may be photocopied if you are opening more than one IRA and would like to name different beneficiaries for any of the IRAs.

Name(s) of primary beneficiary(ies)

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4	Basis of eligibility

Please see the list of eligibility criteria in the instructions for more details.

5	Existing contracts

Will these annuity contracts replace an existing annuity contract or life insurance policy from another company?

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6	Your Signature

Your IRA may be funded through selected mutual funds in addition to the TIAA and CREF annuity contracts. Your TIAA and CREF IRA annuity contracts and amounts in any of the mutual funds do not provide for loans and cannot be assigned.

The accumulations in and benefit payments from the CREF accounts, the TIAA Real Estate Account and the mutual fund accounts are variable and not guaranteed; they depend on the investment performance of these accounts.

Your beneficiary designation will apply to your TIAA and CREF annuity contracts and to the mutual fund accounts.

If you are opening this IRA with a distribution from a retirement plan, you certify that such a distribution qualifies for rollover treatment and you understand that after-tax contributions to a Traditional IRA cannot be rolled over to a qualified employer plan.

I have read and acknowledge all provisions of this enrollment form, and the applicable IRA Disclosure Statement(s).

Under penalties of perjury, you certify that the taxpayer identification number shown on this form is your correct Social Security number.

The Internal Revenue Service does not require your consent to any provision of this document.

The following information does not apply to New York applicants. Some states require a fraud warning to appear on the form. These states, including Arkansas, Kentucky, Maine and New Mexico require a warning substantially similar to the following:

People who file applications for insurance or statements of claim commit a fraudulent insurance act if they: knowingly do so with intent to injure, defraud or deceive any insurance company or another person; and/or knowingly include in their application or statement of claim any materially false or misleading information; and/or knowingly conceal information, for the purpose of misleading, concerning any fact material to the application or claim.

A fraudulent insurance act is a crime, and penalties may include imprisonment, fines, denial of insurance and civil damages.

New Jersey residents, please note: Any person who includes any false or misleading information on an application for an insurance policy is subject to criminal and civil penalties.

Ohio residents, please note: Any person who, with intent to defraud or knowing that he is facilitating a fraud against an insurer, submits an application or files a claim containing a false or deceptive statement is guilty of insurance fraud.

District of Columbia residents, please note: It is a crime to provide false or misleading information to an insurer for the purpose of defrauding the insurer or any other person. Penalties include imprisonment and/or fines. In addition, an insurer may deny insurance benefits if false information materially related to a claim was provided by the applicant.

TIAA-CREF Individual & Institutional Services, LLC, and Teachers Personal Investors Services, Inc., distribute securities products. This form must be accompanied or preceded by current prospectuses. For additional copies, call 877 518-9161 or visit www.tiaa-cref.org. Read them carefully before investing or sending money. TIAA (Teachers Insurance and Annuity Association of America), New York, NY issues annuities.

©2006 Teachers Insurance and Annuity Association of America-College Retirement Equities Fund (TIAA-CREF), 730 Third Avenue, New York, NY 10017

Printed on recycled paper

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